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                                                                    EXHIBIT 21.1

                           List of Active Subsidiaries

Domestic

Del Pharmaceuticals, Inc.           Delaware
565 Broad Hollow Realty Corp.       New York
Parfums Schiaperlli, Inc.           New York
Royce & Rader, Inc.                 Delaware

International

Del Laboratories (Canada) Inc.      Canada
Del Pharmaceutics (Canada) Inc.     Canada